EXHIBIT 99.1

Jerrold J. Pellizzon	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421, x-262	(310) 208-2550
jpellizzon@ceradyne.com	dmatsui@sha-ir.com

CERADYNE, INC. ANNOUNCES PRELIMINARY RESULTS FOR THIRD-QUARTER 2003

Record Sales, Orders, Backlog for Quarter, Nine Months

Costa Mesa, Calif.—October 8, 2003—Ceradyne, Inc. (Nasdaq NM: CRDN) announced preliminary record results for third-quarter and nine months ended September 30, 2003.

Sales for the quarter almost doubled to a record $27 million, compared to $14.3 million a year ago. Nine-month sales totaled a record $68 million, versus $43.6 in 2002. Bookings, or new orders, for the quarter increased 225% to a record $52 million from $16 million in third-quarter 2002. Nine-month bookings stand at a record $100 million, compared to $44.1 million for the same period in 2002.

Third-quarter sales surpassed analysts’ consensus estimate of $22 million, as reported by Thomson First Call, and earnings are expected to exceed the consensus estimate of 21 cents per share.

Joel Moskowitz, Ceradyne chief executive officer, remarked: “Bookings continued at high levels, and, despite record shipments during the period, quarter-end backlog grew to more than $67 million, another Company record, compared to a backlog of $28.2 million a year ago.

“Furthermore, we are completing the acquisition of a 115,000 square-foot manufacturing plant situated on approximately six acres in Lexington, Kentucky, for $2.4 million,” Moskowitz continued. “The purchase of this new facility came in under budget and is on plan to meet rising long-term demand for diesel engine components and other silicon nitride parts. The new plant is also expected to generate better margins, partly because of significantly lower energy costs.”

Final results for third quarter are expected to be released before the market opens on Wednesday, October 29, 2003, with the Company’s quarterly teleconference expected to follow at 8 a.m. Pacific (11 a.m. Eastern) that same day.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s prospectus dated July 1, 2003, as filed with the Securities and Exchange Commission.

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